Exhibit 99.2

CONSENT OF EVERCORE GROUP L.L.C.

April 29, 2020

Conflicts Committee of the Board of Directors of

EQGP Services, LLC, the general partner of

EQM Midstream Partners, LP

2200 Energy Drive

Canonsburg, Pennsylvania 15317

Members of the Conflicts Committee:

We hereby consent to (i) the inclusion of our opinion letter, dated February 26, 2020, to the Conflicts Committee of the Board of Directors of EQGP Services, LLC as Annex D to the joint proxy statement/prospectus included in the initially filed Registration Statement on Form S-4 of Equitrans Midstream Corporation, a Pennsylvania corporation (“ETRN”), filed on March 30, 2020 (the “Registration Statement”), relating to the proposed merger of a wholly owned indirect subsidiary of ETRN with and into EQM Midstream Partners, LP, a Delaware limited partnership, and (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary—Opinion of the Financial Advisor to the EQM Conflicts Committee”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the EQM Conflicts Committee and the EQM Board and Their Reasons for the Merger”, “The Merger—Unaudited Projected Financial Information”, “The Merger—Opinion of the Financial Advisor to the EQM Conflicts Committee”, and “Part II. Information Not Required in Prospectus—Item 21. Exhibits and Financial Statement Schedules” of the joint proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong
Name:	Raymond B. Strong
Title:	Senior Managing Director